Exhibit 10.49
WATERS
RETIREMENT RESTORATION PLAN
Amended and Restated Effective January 1, 2008
(except as otherwise provided herein)

TABLE OF CONTENTS

PREAMBLE	1

ARTICLE I DEFINITIONS	2

ARTICLE II ELIGIBILITY	4

2.1 Generally	4

ARTICLE III PARTICIPANT ACCOUNTS	5

3.1 Generally	5
3.2 Amount Credited to Participant	5
3.3 Termination of Account	6

ARTICLE IV FORM AND TIMING OF BENEFITS	7

4.1 Distributable Events	7
4.2 Form of Benefit	7
4.3 Timing of Distribution	8
4.4 Small Payments	9
4.5 Restriction on Timing of Distributions	9

ARTICLE V VESTING	10

ARTICLE VI ADMINISTRATION, AMENDMENT/TERMINATION AND FUNDING	11

6.1 Administration	11
6.2 Right to Amend or Terminate	11
6.3 Funding	11

ARTICLE VII GENERAL PROVISIONS	12

7.1 Compliance with Section 409A	12
7.2 Payment to Minors and Incompetents	12
7.3 No Contract	12
7.4 Use of Masculine and Feminine; Singular and Plural	12
7.5 Non-Alienation of Benefits	12
7.6 Governing Law	12

APPENDIX A PROVISIONS APPLICABLE TO CERTAIN EMPLOYEES OF WATERS-TA INSTRUMENTS LLC	1

INTRODUCTION	2
ARTICLE A1 DEFINITIONS	3
ARTICLE A2 ELIGIBILITY	4
ARTICLE A3 AMOUNT OF BENEFIT	5
 i

PREAMBLE
Effective January 1, 1995, Waters Technologies Corporation (the “Corporation”) established this non-qualified defined benefit pension plan referred to as the Waters Retirement Restoration Plan (the “Plan”). The Plan is intended to provide participants in the Waters Retirement Plan (the “Basic Plan”), and their designated beneficiaries, with the benefits which cannot be paid under the Basic Plan because of the benefit restrictions of Section 415 of the Internal Revenue Code (the “Code”) and regulations thereunder and the compensation limitations of Section 401(a)(17) of the Code and regulations thereunder.
Effective January 1, 2008, the Basic Plan was amended to provide that no further Annual Pay Credits were to be made to the Basic Plan for Plan Years beginning after December 31, 2007, except as otherwise provided for certain non-highly compensated Employees of Waters-TA Instruments LLC. The Basic Plan was also amended on that date to close the Basic Plan to new participants as of January 1, 2008.
The Plan is amended and restated effective January 1, 2008 to incorporate by reference certain changes in the structure of the Basic Plan, and to close the Plan to new Participants effective as of January 1, 2008, except as otherwise provided herein, in accordance with the closure of the Basic Plan to new participants. Additionally, the Plan has been revised to comply with current laws and regulations, including, but not limited to, Section 409A of the Code and its accompanying regulations.

ARTICLE I
DEFINITIONS
The following words and phrases when used in the Plan shall have the meanings indicated in this Article I unless a different meaning is plainly required by the context:
1.1	“Affiliate” means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Corporation; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Corporation; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Corporation; and any other entity required to be aggregated with the Corporation pursuant to regulations under Section 414(o) of the Code.

1.2	“Account” means the notional account described in Section 3.1 maintained for each Participant.

1.3	“Basic Plan” means the Waters Retirement Plan as in effect from time to time.

1.4	“Beneficiary” means the individual designated by a Participant to receive benefits under this Plan in the event of the Participant’s death. In the event that no Beneficiary has been effectively designated, the Participant’s spouse shall be deemed the designated Beneficiary, or if the Participant has no spouse, his children, if any, per stirpes, and if none, the estate of the Participant shall be deemed the designated Beneficiary.

1.5	“Board” means the Board of Directors of Waters Technologies Corporation.

1.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations issued thereunder.

1.7	“Committee” means the persons appointed pursuant to Article IX of the Basic Plan to administer the Basic Plan.

1.8	“Corporation” means Waters Technologies Corporation, a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

1.9	“Disability” means a physical or mental incapacity that entitles a Participant to benefits under the Corporation’s group long-term disability (LTD) plan and either (i) the Participant is unable to engage in any substantial gainful activity by reason of such incapacity that can be expected to result in death or can be expected to last for a continuous period not less than twelve (12) months or (ii) such incapacity is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and the Participant has been receiving benefits under the group LTD plan for at least six (6) months.

1.10	“Effective Date” means January 1, 1995, except that this amendment and restatement shall be effective January 1, 2008.

1.11	“Employee” means any person employed on a regular full-time or a regular part-time basis by a Participating Employer.

1.12	“Participant” means an Employee participating in the Plan pursuant to Article II.

1.13	“Participating Employer” means Waters Technologies Corporation and any Affiliate which has been authorized by the Board to participate in the Plan and has elected to do so.

1.14	“Pay” means the annual compensation that would otherwise be recognized under the Basic Plan for benefit accrual purposes without regard to the limit on pensionable compensation under Code Section 401(a)(17).

1.15	“Plan” means the Waters Retirement Restoration Plan as set forth in this document and as it may be amended from time to time.

1.16	“Plan Year” means each twelve (12) month period beginning on January 1 and ending on the following December 31.

1.17	“Separation from Service” means a termination of employment as defined in Treas. Regs. § 1.409A-1(h)(1) using a decrease in the level of bona fide services performed to twenty percent (20%) or less as constituting a Separation from Service.

1.18	“Specified Employee” means a Participant who is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof). A Participant will be considered a key employee for the period commencing April 1 and ending on the March 31 thereafter if he or she was a key employee on the previous December 31 and such designation shall be effective solely for that period.

ARTICLE II
ELIGIBILITY
2.1 Generally.
     A Basic Plan participant shall become a Participant hereunder if either:
(a)	his Basic Plan retirement benefit is restricted or reduced by the Code Section 415 limitations on maximum pensions; or

(b)	his Pay is not fully recognized under the Basic Plan because of the limitations imposed by Code Section 401(a)(17), and his annual base salary as of November 1, 2007 is at least $130,232.35 for 2008 Plan Year eligibility (increased each November 1st thereafter to reflect increases in the Consumer Price Index for the twelve-month period ending on the immediately preceding September 30 under section 215(i)(2)(A) of the Social Security Act).
Notwithstanding the foregoing, in no event will any Employee become a Participant on or after January 1, 2008 except as otherwise provided in Section A2.1 of the Plan.

ARTICLE III
PARTICIPANT ACCOUNTS
3.1	Generally.

A notional Account shall be established and maintained for each Participant. A Participant’s Account shall be credited with Annual Pay Credits and Interest Credits, as defined in the Basic Plan, in accordance with Sections 3.2 and 3.3. Notwithstanding the foregoing, in no event will a Participant’s Account be credited with Annual Pay Credits for any Plan Year beginning on or after December 31, 2007.
3.2	Amount Credited to Participant.
(a)	For Plan Years commencing prior to January 1, 2008, the amount credited to a Participant’s Account each Plan Year shall be equal to the sum of (i) and (ii), where (i) and (ii) are:
(i)	An Annual Pay Credit equal to the excess, if any, of (A) over (B), where:
(A) is the Annual Pay Credit (as that term is defined under the Basic Plan) which would have been accrued by such Participant under the Basic Plan, if the provisions of the Basic Plan were administered without regard to the benefit limitations of Code Section 415 and regulations thereunder and the compensation limitations of Code Section 401(a)(17) and regulations thereunder; and
(B) is the Annual Pay Credit (as that term is defined under the Basic Plan) which is accrued by such Participant under the Basic Plan.
(ii)	An Interest Credit based on the amount of the Participant’s Account as of the first day of each Plan Year. The Interest Credit shall be added to each Participant’s Account as of the last day of the Plan Year.
(b)	For Plan Years commencing on or after January 1, 2008, an Interest Credit shall be credited to each Participant’s Account. Such Interest Credit shall be based on the amount of the Participant’s Account as of the first day of each Plan Year, and shall be added to each Participant’s Account as of the last day of the Plan Year.

(c)	Except as otherwise provided in paragraph (d), for any year in which a Plan distribution is made to a Participant, his or her Interest Credit shall be based on the amount of the Participant’s Account as of the first day of the Plan Year for the period from the first day of such Plan Year to the end of the month preceding the month in which he or she receives a distribution from this Plan. In no event will Interest Credits continue after benefits have commenced.

(d)	If a Participant elects to receive his or her Account in installments as set forth in Section 4.2(a)(ii), he or shall continue to receive Interest Credits until the year in which the final installment is paid. For such year, the Participant’s Interest Credit shall be based on the amount of the Participant’s Account as of the first day of the Plan Year for the period from the first day of such Plan Year to the end of the month preceding the month in which he or she receives the final installment payment from the Plan. In no event will Interest Credits continue after the final installment payment has been made.

(e)	The rate of interest used to determine the amount of the Interest Credit shall be the one year constant maturity treasury yield on all actively traded U.S. Treasury Securities that have one-year left to maturity as of the first business day in November preceding the Plan Year (as published in the Wall Street Journal) plus 1/2%. In no event will the interest rate be less than 5% nor more than 10% for any twelve (12) month Plan Year. For the purposes of this paragraph, the constant maturity Treasury Bill rate shall be determined by calculating the yields on all actively traded U.S. Treasury securities and interpolating the yield for a Treasury Bill with exactly one year to maturity.
3.3	Termination of Account.

Upon the payment of a Participant’s Account in full in either a lump sum or installment payments, such Account shall cease to exist.

ARTICLE IV
FORM AND TIMING OF BENEFITS
4.1	Distributable Events.

Benefits shall only be distributable from the Plan upon the occurrence of one of the following events:
(a)	the Participant’s Separation from Service, other than due to death or Disability;

(b)	the Participant’s death; or

(c)	the Participant’s Disability.
Benefits shall continue to be paid under this Plan regardless of whether the Participant is reemployed by the Corporation or an Affiliate.

4.2	Form of Benefit.
(a) Except as otherwise provided in Section A3.2, a Participant’s Account shall be distributed in one of the following forms:
(i)	a single lump sum payment equal to the value of the Participant’s Account or the Actuarial Equivalent (as that term is defined in the Basic Plan) of the benefits provided in Appendix A; or

(ii)	a series of annual installment payments where a Participant can choose to receive between two (2) and ten (10) such payments.
If a Participant elects to receive his or her Account in the form described in subparagraph (ii), he or she shall receive an initial installment payment equal to the balance of his or her Account multiplied by a ratio, the numerator of which is one and the denominator of which is the number of installments elected under subparagraph (ii) above. For each following year for which an installment payment is due, the amount of a Participant’s installment payment shall be equal to the remaining amount in his or her Account, plus the Interest Credit credited for such year, multiplied by a ratio, the numerator of which is one and the denominator of which is equal to the denominator used to calculate the first installment payment reduced by one for each installment payment that has previously been made to the Participant.
(b) A Participant shall make a written election concerning the form of payment for the distribution of his or her Account or Accrued Benefit (as that term is defined in the applicable appendix of the Basic Plan) no later than December 31, 2008. In the event that a Participant fails to make such written election, the Participant shall be deemed to have elected a single lump sum payment following the later of: (i) the date of his or her Separation from Service; or (ii) January 1, 2009. Any Participant who terminated employment prior to January 1, 2008 shall be permitted to make an election as to the form of his or her benefit payment (or initial payment if such benefit is paid in installments) and as to the date distribution shall commence to such Participant.
(c) A Participant may elect to change the form of his or her distribution, or the timing of such distribution, or both, at the times permitted by the Committee, provided that:
(i)	such election shall not take effect for a period of twelve (12) months from the date such election is submitted to Committee in the form required by Committee; and

(ii)	the Participant’s Account shall not be distributed earlier than the fifth (5th) anniversary of the date the Participant’s Account would have been distributed based on his or her initial election, or, in the absence of an initial election, the default election made on his or her behalf. Notwithstanding the foregoing, a Participant’s Account shall be payable upon the earlier of the Participant’s death or Disability.
(d) Notwithstanding any provision of the Plan to the contrary, upon payment of a Participant’s Account, no other benefit shall be payable hereunder to the Participant or his Beneficiary.
(e) Upon the death of a Participant who has chosen to receive benefits in installments as described in Section 4.2(a)(ii) and has received a least one (1) installment payment, any remaining installment payments shall be paid to such Participant’s Beneficiary in the form of a single lump sum payment made upon the earlier of: (i) the ninetieth (90th) day following the Participant’s death; or (ii) as soon as practicable after the date on which the Plan is made aware of the Participant’s death. The exact date of such payment within the ninety-day period shall be determined by the Corporation in its discretion.
4.3	Timing of Distribution.

Except as otherwise provided under Section 4.4 or Section 4.5, a Participant’s distribution shall occur at the following time:
(a)	Lump Sum Payment. Lump sum distributions shall be made on or before the ninetieth (90th) day immediately following the date on which the Participant incurs a Separation from Service with the Participating Employer. The exact date of such payment within the ninety-day period shall be determined by the Corporation in its discretion.

(b)	Installment Payments. Annual installment payments shall commence within 90 days after the date of the Participant’s date of Separation from Service, and shall be made on each subsequent anniversary of the date of the Participant’s Separation from Service until all installment payments have been made.

4.4	Small Payments.

Notwithstanding Section 4.2 above, if the value of a Participant’s Account under this Plan is not greater than the applicable amount under Code Section 402(g)(1)(B) ($15,500 for 2008), determined as of the date of the Participant’s Separation from Service with the Participating Employer, an automatic lump sum payment of such amount shall be made to the Participant (or his Beneficiary in the event of the Participant’s death before commencement of his retirement benefit) on or before the ninetieth (90th) day immediately following the date of the Participant’s Separation from Service.

Notwithstanding any provision of the Plan to the contrary, upon payment of such lump sum distribution, no other benefit shall be payable hereunder to the Participant or his Beneficiary.
4.5	Restriction on Timing of Distributions.

In the event that any stock of the Corporation or any entity within the same controlled group (as defined in Section 414(b) of the Code), is publicly traded on an established securities market as defined in Section 1.409A-1(i) of the regulations under Section 409A of the Code, distributions to a Specified Employee may not commence before the date that is six (6) months after the Specified Employee’s date of Separation from Service, or, if earlier than the end of the six-month period, the date of the death of the Specified Employee.

If a Participant’s distribution is restricted under this Section 4.5, such restricted distribution shall be made on the earlier of the first day of the seventh month following the date of the Participant’s Separation from Service or the date of the Specified Employee’s death. All subsequent distributions shall be paid in the manner specified in Section 4.2.

ARTICLE V
VESTING
Subject to Article VI, a Participant has a non-forfeitable interest in his Account under this Plan beginning at the same time and under the same conditions as the vesting of his Basic Plan benefit.

ARTICLE VI
ADMINISTRATION, AMENDMENT/TERMINATION AND FUNDING
6.1	Administration.

This Plan shall be administered by the Corporation through the Committee in a manner consistent with the administration of the Basic Plan as set forth in the Basic Plan, except as specifically provided herein.

The Committee shall have full discretion to interpret and administer this Plan and its decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties.
6.2	Right to Amend or Terminate.

The Corporation reserves the right to amend, modify, suspend or terminate this Plan in whole or in part at any time by action of its Board or the Board’s duly appointed delegate. No amendment shall reduce a Participant’s Account under this Plan as of the amendment date, except to the extent that the Participant agrees in writing to such reduction.
6.3	Funding.

This Plan is unfunded. Benefits under this Plan will be paid from the general assets of the Participating Employer. The rights of a Participant or Beneficiary shall be those of an unsecured creditor of the Corporation and the Participating Employers.

ARTICLE VII
GENERAL PROVISIONS
7.1	Compliance with Section 409A.

This Plan is intended to be operated in good faith compliance with the requirements of Section 409A of the Code and its accompanying regulations, and any additional guidance issued under Section 409A. To the extent that any provision of this Plan violates Section 409A, such provision shall be deemed inoperative and the remaining provisions of the Plan shall continue to be fully effective.

7.2	Payment to Minors and Incompetents.

If any Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Committee may designate or to the, duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

7.3	No Contract.

This Plan shall not be deemed a contract of employment with any Participant, nor shall any provision of the Plan affect the right of the Corporation or any Affiliate to terminate a Participant’s employment.

7.4	Use of Masculine and Feminine; Singular and Plural.

Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

7.5	Non-Alienation of Benefits.

No amount payable to, or held under the Plan for the account of, any Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the Plan for the account of, any Participant be in any manner liable for his debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

7.6	Governing Law.

The provisions of the Plan shall be interpreted, construed, and administered in accordance with the laws of the Commonwealth of Massachusetts.

7.7	Captions.

The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way affect the construction of any provision of the Plan.

APPENDIX A
PROVISIONS APPLICABLE TO CERTAIN EMPLOYEES OF
WATERS-TA INSTRUMENTS LLC

INTRODUCTION
The purpose of this Appendix A is to document the terms of the Plan as they apply to certain employees of Waters-TA Instruments LLC (“TA”). The provisions of this Appendix A shall apply notwithstanding any other provision of the Plan to the contrary. Except as otherwise provided by this Appendix A, the terms of the Plan shall apply.

ARTICLE A1
DEFINITIONS

A1.1	“Frozen TA Participant” means a Grandfathered TA Participant (as that term is defined in the Basic Plan) who was a participant in the Basic Plan on December 31, 2007 and who ceased to accrue a benefit under the Basic Plan for Plan Years commencing after December 31, 2007 as a result of the freeze of the Basic Plan.

A1.2	“Special TA Participant” means a Protected TA Participant (as that term is defined in the Basic Plan) who was designated by the Corporation to be eligible to participate in the Plan pursuant to Section A2.1(a) and is entitled to a benefit as described in Section A3.1.

A1.3	“TA” means the TA Instruments division of Waters-TA Instruments LLC or its successor or successors.

A1.4	“TA Plan” means the TA Instruments, Inc. Employees Pension Plan in effect as of December 31, 1996.

ARTICLE A2
ELIGIBILITY
A2.1	Eligibility
(a)	A Protected TA Participant (as that term is defined in the Basic Plan) shall become a Participant hereunder if he or she is designated as a Participant hereunder by the Corporation pursuant to a certification signed by the Committee.

(b)	A Frozen TA Participant shall be eligible to participate in the Plan effective January 1, 2008 pursuant to a certification signed by the Committee.

ARTICLE A3
AMOUNT OF BENEFIT
A3.1	Special TA Participant Benefits.
The benefit payable under this Plan to a Special TA Participant shall equal the excess, if any, of (a) over (b) where:
(a)	is the benefit such Participant would have been entitled to under the TA Instruments Inc. Employees Pension Plan as in effect as of December 31, 1996 had he continued to actively participate in such plan until the date he terminates employment with TA and determined as if the provisions of such plan were administered without regard to the benefit limitations of Code Section 415 and regulations thereunder and, solely with respect to Pay earned on and after January 1, 1997, the compensation limitations of Code Section 401(a)(17) and regulations thereunder; and

(b)	is the Accrued Benefit which is payable to such Participant under the Basic Plan.
A3.2	Frozen TA Participant Benefits.

The benefit payable under this Plan to a Frozen TA Participant shall equal the excess, if any, of (a) over (b) where:
(a)	is the Accrued Benefit (as that term is defined under the Basic Plan) which would have been paid to such Participant under the Basic Plan under the terms of the Basic Plan as if such terms continued to be in effect after December 31, 2007, if the provisions of the Basic Plan were administered without regard to the benefit limitations of Code Section 415 and regulations thereunder and, solely with respect to Pay earned on and after January 1, 1997, the compensation limitations of Code Section 401(a)(17) and regulations thereunder; and

(b)	is the Accrued Benefit which is payable to such Participant under the Basic Plan.
Notwithstanding any provision of this Plan to the contrary, a Frozen TA Participant shall only be eligible to receive his benefit from this Plan in the form of a single lump sum payment and payable as provided in Section 4.3(a).

A-5